Exhibit 99.1

Theralink® Technologies Appoints Thomas Chilcott as Chief Financial Officer

DENVER, Colorado — September 29, 2020 —Theralink Technologies (OTC: OBMP) (“Theralink” or the “Company”), a molecular profiling company specializing in patented, biomarker assay services that target multiple areas of oncology, today announced the appointment of Thomas E. Chilcott, III CPA as Chief Financial Officer, effective September 24, 2020.

Mr. Chilcott joins Theralink Technologies with over 30 years of financial and operational experience in publicly traded and privately-owned companies. Throughout his career, Mr. Chilcott has provided guidance on capital formation, M&A, restructurings, and creating shareholder value. From 2017 to 2019, Mr. Chilcott was the Chief Financial Officer, Secretary and Treasurer of Ampio Pharmaceuticals, Inc. (NYSE: AMPE), a biotechnology company primarily focused on the development of therapies to treat prevalent inflammatory conditions. During his tenure at Ampio, he was instrumental in raising capital and leading the accounting and finance department including all SEC filings. Additionally, Mr. Chilcott, a CPA, was the President of Chilcott Consulting Group where for over 10 years he assisted many public and private biotechnology, healthcare and technology companies.

“We are pleased to welcome Tom to the Theralink team during this critical inflection point in our company’s history,” said Mick Ruxin, M.D., President and CEO of Theralink Technologies. “Tom will not only add to our team extensive public company experience in healthcare, but also a deep understanding of 3rd party reimbursement, capital formation and leadership, which will be critical to the sustained growth of our company in the future. I look forward to working closely with Tom as we execute on our strategic goals, growth and delivering shareholder value.”

Mr. Thomas Chilcott, newly appointed Chief Financial Officer, commented, “I look forward to complimenting the existing team at Theralink with my finance and operational experience. Theralink recently achieved a significant milestone of CLIA certification for its laboratory. We will immediately begin preparing to receive, test and bill for patient’s breast cancer tumor specimens during the fourth quarter of this year.”

About Theralink Technologies, Inc.

Theralink® Technologies is a CLIA accredited, proteomics-based, molecular profiling and precision medicine company located in Golden, Colorado. Through its unique and patented phosphoprotein and protein biomarker platform and CLIA assay, Theralink’s technology targets multiple areas of oncology and drug development. Theralink provides precision oncology data through its powerful Theralink® Reverse Phase Protein Array (RPPA) assays to assist the biopharmaceutical industry and clinical oncologists in identifying likely responders and non-responders to both FDA-approved and investigational drug treatments. Theralink intends to help improve cancer outcomes for patients, reveal therapeutic options for oncologists, and support biopharmaceutical drug development by using a beyond-genomics approach to molecular profiling that directly measures drug target levels and activity. For more information, please visit www.theralink.com.

Contact Information

Theralink Technologies, Inc.

KCSA Strategic Communications

Valter Pinto, Managing Director

212.896.1254

valter@kcsa.com